Exhibit 99.1

Baker Hughes Company Announces Third Quarter 2022 Results
•Orders of $6.1 billion for the quarter, up 3% sequentially and up 13% year-over-year.
•Revenue of $5.4 billion for the quarter, up 6% sequentially and up 5% year-over-year.
•GAAP operating income of $269 million for the quarter, up $294 million sequentially and down $110 million year-over-year.
•Adjusted operating income (a non-GAAP measure) of $503 million for the quarter, up 34% sequentially and up 25% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $758 million for the quarter, up 16% sequentially and up 14% year-over-year.
•GAAP loss per share of $(0.02) for the quarter which included $0.28 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.26.
•Cash flows generated from operating activities were $597 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $417 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
LONDON & HOUSTON (October 19, 2022) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the third quarter of 2022.

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Orders	$6,063	$5,860	$5,378	3%	13%
Revenue	5,369	5,047	5,093	6%	5%
Operating income (loss)	269	(25)	378	F	(29)%
Adjusted operating income (non-GAAP)	503	376	402	34%	25%
Adjusted EBITDA (non-GAAP)	758	651	664	16%	14%
Net income (loss) attributable to Baker Hughes	(17)	(839)	8	98%	U
Adjusted net income (non-GAAP) attributable to Baker Hughes	264	114	141	F	87%
EPS attributable to Class A shareholders	(0.02)	(0.84)	0.01	98%	U
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.26	0.11	0.16	F	58%
Cash flow from operating activities	597	321	416	86%	44%
Free cash flow (non-GAAP)	417	147	305	F	37%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We were generally pleased with our third quarter results, with strong performance in OFS while TPS successfully managed multiple challenges. We also saw strong orders performance, with continued momentum in OFE as well as TPS. 2022 has presented some unique challenges for Baker Hughes, and as we head towards 2023 we believe many of the key challenges should be behind us. I would like to thank our team for their continued commitment to deliver for our customers and execute our strategy,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“The macro outlook has grown increasingly uncertain as the global economy is dealing with strong inflationary pressures, a rising interest rate environment, and sizeable fluctuations in global currencies. Despite these economic challenges, we remain positive on the outlook for oil and gas. We believe the fundamentals remain supportive of a multi-year upturn in global upstream spending, and that elevated natural gas and LNG pricing remains constructive for future FIDs. On the new energy front, recent policy movements in Europe and the U.S. are likely to help support a significant increase in clean energy development.”

“Given the dynamic macro backdrop, Baker Hughes is focusing on preparing for a range of scenarios and executing on what is within our control. Last month, we announced a restructuring and re-segmentation of the company into two reporting segments, OFSE and IET. These changes are designed to sharpen our focus, improve operational execution and better position Baker Hughes to capitalize on the quickly changing energy markets. Importantly, we expect these changes to increase shareholder value as we continue to invest in our portfolio for new energy and long-term growth opportunities,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Quarter Highlights
Supporting our Customers

The OFS segment was awarded a Wireline Services contract by Petrobras to support offshore operations. The contract allows Baker Hughes to introduce several new well construction technologies to the region, including RCXTM Magna large area multi-probe sampling, SureVIEWTM DAS, which provides comprehensive exploratory formation evaluation data, and Downhole Electric Cutting Tool (DECT) pipe cutting service.

OFS’ Wireline Services product line was also awarded a three-year contract by Sonatrach in Algeria, leveraging our deep understanding of the customer’s needs and positioning OFS as the leading wireline provider in the country.

OFS continued to drive interest in its digital portfolio of solutions. A major North American operator awarded Baker Hughes a contract to perform an offline analysis on 60 wells in the Permian and Delaware basins using ProductionLink – Predictive Failure Analytics (PFA). ProductionLink PFA software transforms the way customers manage production operations by adding significant value for electrical submersible pumps’ run life extension, operations and inventory planning, and maximizing overall lift performance.

The TPS segment saw continued growth in LNG. TPS secured another contract for two additional New Fortress Energy’s (NFE) “Fast LNG” projects, supplying two main refrigerant turbocompressor strings. Each turbocompressor will feature one LM6000PF+ gas turbine, and the technology will be deployed in various offshore projects across the globe, helping to increase overall LNG supply.

TPS announced a new outcome-based services contract for the maintenance and monitoring of turbomachinery equipment operations at Coral Sul FLNG, the first deep-water floating LNG facility operating off the coast of Mozambique for the ENI-led Coral South project. This new service agreement builds on an existing contract awarded to Baker Hughes in 2017 for the project’s power and gas refrigeration process. As part of the scope, Baker Hughes will fully leverage its growing digital capabilities by providing remote monitoring and diagnostics services, as well as a suite of other services based on Bently Nevada’s System 1 technology.

TPS also secured a contract in Saudi Arabia to supply 12 electric motor driven compressors to support gas processing for Aramco’s Jafurah unconventional gas field project, the largest non-associated gas field in the country. This contract follows a previous contract awarded to TPS in the second quarter, bringing a total of 26 compressor trains supplied by Baker Hughes to the Jafurah project.

OFE’s Flexible Pipes Systems (FPS) product line saw a third-straight quarter of record orders. OFE secured several long-term contracts with operators in multiple regions, including Brazil and Asia, to provide flexible pipes for offshore projects, reflecting FPS’ strong technology capabilities.

The DS segment continued to see interest in its industrial asset management solutions. Bently Nevada secured multiple contracts supporting customers’ digital transformation across their operations. In Europe, the business secured a milestone, multi-year Software as a Service contract, expanding Bently Nevada’s existing scope to deliver plantwide software across the customer’s entire installed base. In the Middle East, Bently Nevada secured a contract with a major national oil company to extend asset condition monitoring hardware and software across three offshore platforms while centralizing and connecting data back to the customer’s onshore operations center. The contract includes 3500 and TDI hardware modules, System 1 servers, and cyber security protection.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Executing on Priorities and Leading with Innovation

During the quarter, Baker Hughes announced that it is restructuring and simplifying its organization and accelerating its strategic transformation. Baker Hughes is restructuring its four product companies to focus on two reporting business segments and streamlining its corporate structure, which is expected to deliver at least $150 million in cost savings and form the baseline for further margin improvement. Effective October 1, the Company has been formally restructured into two reporting business segments; Oilfield Services & Equipment (OFSE) integrates the current OFS and OFE product companies; Industrial & Energy Technology (IET) integrates the current TPS and DS product companies. These changes are designed to simplify operations, enhance profitability, and drive growth, meeting customer needs and producing solutions in the rapidly evolving energy and industrial markets.

TPS also continued to support the growth of the hydrogen economy, securing two contracts with Air Products to supply advanced compression and steam turbine generator technologies for the net-zero hydrogen energy complex in Edmonton, Alberta, Canada, as well as the NEOM carbon-free hydrogen project in Saudi Arabia. In Edmonton, Baker Hughes will supply its high-pressure ratio compressor technology for hydrogen compression, enabling a significant reduction of compressor footprint due to its unique design and power density. These orders are part of the companies’ previously announced hydrogen collaboration framework in 2021.

An investment into graphene production technology company Levidian will provide Baker Hughes with an entry point into the promising market of graphene production, a game-changing additive for many materials. Levidian’s technology stands out with the ability to produce a high-quality type of graphene in large volumes. A wide range of methane and fugitive gas streams can be decarbonized by conversion into graphene and hydrogen which can then be used to decarbonize hard-to-abate industries.

In August, TPS announced the acquisition of the Power Generation division of BRUSH group to enhance its electric machinery portfolio. The acquisition was completed in early October. BRUSH’s technology is already in use across a wide range of industries and complements Baker Hughes’ existing e-LNG offering, supporting the Company’s strategic commitment to provide lower carbon solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Oilfield Services	$2,832	$2,669	$2,412	6%	17%
Oilfield Equipment	874	723	724	21%	21%
Turbomachinery & Process Solutions	1,810	1,858	1,719	(3)%	5%
Digital Solutions	547	609	523	(10)%	5%
Total	$6,063	$5,860	$5,378	3%	13%
Orders for the quarter were $6,063 million, up 3% sequentially and up 13% year-over-year. The sequential increase was a result of higher order intake in Oilfield Equipment and Oilfield Services, partially offset by a decrease in Digital Solutions and Turbomachinery & Process Solutions. Sequentially, equipment orders were up 19% and service orders were down 7%.
Year-over-year, the increase in orders was a result of higher order intake in all segments. Year-over-year equipment orders were up 20% and service orders were up 7%.
The Company's total book-to-bill ratio in the quarter was 1.1; the equipment book-to-bill ratio in the quarter was 1.3.
Remaining Performance Obligations (RPO) in the third quarter ended at $24.7 billion, an increase of $0.4 billion from the second quarter of 2022. Equipment RPO was $9.1 billion, up 3%. Services RPO was $15.6 billion, flat sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Oilfield Services	$2,842	$2,689	$2,419	6%	17%
Oilfield Equipment	561	541	603	4%	(7)%
Turbomachinery & Process Solutions	1,438	1,293	1,562	11%	(8)%
Digital Solutions	528	524	510	1%	4%
Total	$5,369	$5,047	$5,093	6%	5%
Revenue for the quarter was $5,369 million, an increase of 6%, sequentially. The increase in revenue was driven by higher volume in all segments.
Compared to the same quarter last year, revenue was up 5%, driven by higher volume in Oilfield Services and Digital Solutions, partially offset by lower volume in Turbomachinery & Process Solutions and Oilfield Equipment.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Oilfield Services	$330	$261	$190	27%	74%
Oilfield Equipment	(6)	(12)	14	50%	U
Turbomachinery & Process Solutions	262	218	278	20%	(6)%
Digital Solutions	20	18	26	11%	(22)%
Total segment operating income	606	485	508	25%	19%
Corporate	(103)	(108)	(105)	5%	2%
Inventory impairment	—	(31)	—	F	F
Restructuring, impairment & other	(230)	(362)	(14)	37%	U
Separation related	(5)	(9)	(11)	44%	53%
Operating income (loss)	269	(25)	378	F	(29)%
Adjusted operating income*	503	376	402	34%	25%
Depreciation & amortization	254	275	262	(7)%	(3)%
Adjusted EBITDA*	$758	$651	$664	16%	14%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the third quarter of 2022 was $269 million. Operating income increased $294 million sequentially and decreased $110 million year-over-year. Total segment operating income was $606 million for the third quarter of 2022, up 25% sequentially and up 19% year-over-year.

Adjusted operating income (a non-GAAP measure) for the third quarter of 2022 was $503 million, which excludes adjustments totaling $235 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the third quarter of 2022 was up 34% sequentially, driven by higher volume and pricing with all segments expanding their margins. Adjusted operating income was up 25% year-over-year driven by volume and margin expansion in Oilfield Services, partially offset by lower volume in Oilfield Equipment and Turbomachinery & Process Solutions, and margin contraction in Digital Solutions.
Depreciation and amortization for the third quarter of 2022 was $254 million.
Adjusted EBITDA (a non-GAAP measure) for the third quarter of 2022 was $758 million, which excludes adjustments totaling $235 million before tax. See Table 1b in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted EBITDA for the third quarter was up 16% sequentially and up 14% year-over-year.
Corporate costs were $103 million in the third quarter of 2022, down 5% sequentially and down 2% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Other Financial Items

Income tax expense in the third quarter of 2022 was $153 million.

Other non-operating loss in the third quarter of 2022 was $60 million. Included in other non-operating loss is a $50 million loss from the net change in fair value of our investment in C3 AI.

GAAP loss per share was $(0.02). Adjusted diluted earnings per share was $0.26. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."

Cash flow from operating activities was $597 million for the third quarter of 2022. Free cash flow (a non-GAAP measure) for the quarter was $417 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $180 million for the third quarter of 2022.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Revenue	$2,842	$2,689	$2,419	6%	17%
Operating income	$330	$261	$190	27%	74%
Operating income margin	11.6%	9.7%	7.9%	1.9pts	3.8pts
Depreciation & amortization	$185	$201	$183	(8)%	1%
EBITDA*	$515	$462	$373	12%	38%
EBITDA margin*	18.1%	17.2%	15.4%	1pt	2.7pts
Oilfield Services (OFS) revenue of $2,842 million for the third quarter increased by $153 million, or 6%, sequentially.
North America revenue was $942 million, up 10% sequentially. International revenue was $1,899 million, an increase of 4% sequentially, driven by higher revenues in the Middle East, Asia Pacific, and Latin America, partially offset by lower revenues in Russia Caspian and Europe.
Segment operating income before tax for the quarter was $330 million. Operating income for the third quarter was up $69 million, or 27% sequentially, primarily driven by higher volume and price, partially offset by cost inflation.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Orders	$874	$723	$724	21%	21%
Revenue	$561	$541	$603	4%	(7)%
Operating income (loss)	$(6)	$(12)	$14	50%	U
Operating income margin	(1.1)%	(2.3)%	2.3%	1.2pts	(3.4)pts
Depreciation & amortization	$20	$20	$22	(3)%	(13)%
EBITDA*	$13	$8	$36	72%	(63)%
EBITDA margin*	2.4%	1.4%	6.0%	0.9pts	(3.6)pts
Oilfield Equipment (OFE) orders of $874 million were up $150 million, or 21% year-over-year, driven by higher order intake in Flexibles, Surface Pressure Control, and Services partially offset by lower orders in Subsea Production Systems and the removal of Subsea Drilling Services from consolidated OFE operations. Equipment orders were up $167 million, or 33%, and services orders were down $16 million, or 8% year-over-year.
*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
OFE revenue of $561 million for the quarter decreased $42 million, or 7%, year-over-year. The decrease was driven by lower volume in Subsea Production Systems, and from the removal of Subsea Drilling Services from consolidated OFE operations. These decreases were partially offset by higher volume in Flexibles, Services, and Surface Pressure Control.
Segment operating loss before tax for the quarter was $6 million, a decline of $20 million year-over-year, driven by lower volume and lower cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Orders	$1,810	$1,858	$1,719	(3)%	5%
Revenue	$1,438	$1,293	$1,562	11%	(8)%
Operating income	$262	$218	$278	20%	(6)%
Operating income margin	18.2%	16.8%	17.8%	1.4pts	0.4pts
Depreciation & amortization	$28	$29	$30	(3)%	(4)%
EBITDA*	$290	$247	$308	18%	(6)%
EBITDA margin*	20.2%	19.1%	19.7%	1.1pts	0.5pts
Turbomachinery & Process Solutions (TPS) orders of $1,810 million were up $91 million, or 5% year-over-year. Equipment orders were up $102 million, or 13% and service orders were down $11 million, or 1%.
TPS revenue of $1,438 million for the quarter decreased $124 million, or 8%, year-over-year. The decrease was primarily driven by lower equipment and projects volume. Equipment revenue in the quarter represented 41% of TPS revenue, and service revenue represented 59% of TPS revenue.
Segment operating income before tax for the quarter was $262 million, down $16 million, or 6%, year-over-year. The decrease was primarily driven by lower volume, foreign exchange movements, and inflation, partially offset by favorable business mix.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	September 30, 2022	June 30, 2022	September 30, 2021	Sequential	Year-over-year
Orders	$547	$609	$523	(10)%	5%
Revenue	$528	$524	$510	1%	4%
Operating income	$20	$18	$26	11%	(22)%
Operating income margin	3.8%	3.4%	5.1%	0.4pts	(1.3)pts
Depreciation & amortization	$16	$20	$22	(18)%	(27)%
EBITDA*	$36	$38	$48	(4)%	(24)%
EBITDA margin*	6.9%	7.2%	9.4%	(0.4)pts	(2.5)pts
Digital Solutions (DS) orders of $547 million were up $24 million, or 5%, year-over-year, primarily driven by higher order intake in the Bently Nevada business.
Digital Solutions revenue of $528 million for the quarter increased $19 million, or 4%, year-over-year, driven by higher volume across all product lines.
Segment operating income before tax for the quarter was $20 million, down $6 million, or 22%, year-over-year. The decrease year-over-year was primarily driven by lower cost productivity and cost inflation, partially offset by higher volume.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Operating income (loss) (GAAP)	$269	$(25)	$378
Separation related	5	9	11
Restructuring, impairment & other	230	362	14
Inventory impairment	—	31	—
Total operating income adjustments	235	402	24
Adjusted operating income (non-GAAP)	$503	$376	$402
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$(17)	$(839)	$8
Net income attributable to noncontrolling interests	8	2	8
Provision for income taxes	153	182	193
Interest expense, net	65	60	67
Other non-operating loss, net	60	570	102
Operating income (loss)	269	(25)	378

Depreciation & amortization	254	275	262
EBITDA (non-GAAP)	523	250	640
Total operating income adjustments (1)	235	402	24
Adjusted EBITDA (non-GAAP)	$758	$651	$664
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results

Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$(17)	$(839)	$8
Total operating income adjustments (1)	235	402	24
Other adjustments (non-operating) (2)	63	580	140
Tax on total adjustments	(15)	(22)	(3)
Total adjustments, net of income tax	282	959	161
Less: adjustments attributable to noncontrolling interests	2	7	28
Adjustments attributable to Baker Hughes	281	953	133
Adjusted net income attributable to Baker Hughes (non-GAAP)	$264	$114	$141

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,015	1,010	857
Adjusted earnings per Class A share - diluted (non-GAAP)	$0.26	$0.11	$0.16
(1)See Table 1a for the identified adjustments to operating income.
(2)3Q'22 primarily due to losses from the net change in fair value of our investment in C3 AI. 2Q'22 included losses related to the OFS business in Russia which was classified as held for sale and losses from the net change in fair value of our investments in ADNOC Drilling and C3 AI. 3Q'21 primarily due to losses from the net change in fair value of our investment in C3 AI.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Cash flow from operating activities (GAAP)	$597	$321	$416
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(180)	(174)	(111)
Free cash flow (non-GAAP)	$417	$147	$305
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Revenue	$5,369	$5,093	$15,251	$15,017
Costs and expenses:
Cost of revenue	4,245	4,083	12,188	12,173
Selling, general and administrative	620	607	1,865	1,836
Restructuring, impairment and other	230	14	653	219
Separation related	5	11	23	53
Total costs and expenses	5,100	4,715	14,729	14,281
Operating income	269	378	522	736
Other non-operating loss, net	(60)	(102)	(657)	(791)
Interest expense, net	(65)	(67)	(188)	(205)
Income (loss) before income taxes	144	209	(323)	(260)
Provision for income taxes	(153)	(193)	(443)	(406)
Net income (loss)	(9)	16	(766)	(666)
Less: Net income (loss) attributable to noncontrolling interests	8	8	17	(154)
Net income (loss) attributable to Baker Hughes Company	$(17)	$8	$(783)	$(512)

Per share amounts:
Basic and diluted income (loss) per Class A common stock	$(0.02)	$0.01	$(0.80)	$(0.64)

Weighted average shares:
Class A basic	1,008	851	983	799
Class A diluted	1,008	857	983	799

Cash dividend per Class A common stock	$0.18	$0.18	$0.54	$0.54

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,851	$3,853
Current receivables, net	5,583	5,651
Inventories, net	4,111	3,979
All other current assets	1,790	1,582
Total current assets	14,335	15,065
Property, plant and equipment, less accumulated depreciation	4,381	4,877
Goodwill	5,435	5,959
Other intangible assets, net	3,980	4,131
Contract and other deferred assets	1,526	1,598
All other assets	3,508	3,678
Total assets	$33,165	$35,308
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,800	$3,745
Current portion of long-term debt	43	40
Progress collections and deferred income	3,262	3,232
All other current liabilities	2,360	2,111
Total current liabilities	9,465	9,128
Long-term debt	6,612	6,687
Liabilities for pensions and other employee benefits	1,020	1,110
All other liabilities	1,701	1,637
Equity	14,367	16,746
Total liabilities and equity	$33,165	$35,308

Outstanding Baker Hughes Company shares:
Class A common stock	1,002	909
Class B common stock	7	117

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
(In millions)	2022	2022	2021
Cash flows from operating activities:
Net loss	$(9)	$(766)	$(666)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	254	806	832
Loss on assets held for sale	—	426	—
Loss on equity securities	52	164	955
Other asset impairments	127	199	21
Working capital	(143)	(224)	470
Other operating items, net	316	385	(12)
Net cash flows from operating activities	597	990	1,600
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(180)	(531)	(412)
Other investing items, net	30	(49)	200
Net cash flows used in investing activities	(150)	(580)	(212)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(7)	(22)	(60)
Repayment of commercial paper	—	—	(832)
Dividends paid	(182)	(536)	(436)
Distributions to GE	(1)	(16)	(127)
Repurchase of Class A common stock	(265)	(727)	(106)
Other financing items, net	26	4	(24)
Net cash flows used in financing activities	(429)	(1,297)	(1,585)
Effect of currency exchange rate changes on cash and cash equivalents	(95)	(115)	(9)
Decrease in cash and cash equivalents	(77)	(1,002)	(206)
Cash and cash equivalents, beginning of period	2,928	3,853	4,132
Cash and cash equivalents, end of period	$2,851	$2,851	$3,926
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$113	$395	$181
Interest paid	$50	$190	$204

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, October 19, 2022, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions . There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2021; the Company's subsequent quarterly report on Form 10-Q for the quarterly periods ended June 30, 2022 and March 31, 2022; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2022 Results

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com